Exhibit 99.1

Filed by First Interstate BancSystem, Inc.
pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Great Western Bancorp, Inc.
Commission File No. 001-36688
Date: January 27, 2022
For Immediate Release
First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings
Billings, MT - January 27, 2022 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the fourth quarter of 2021. For the quarter, the Company reported net income of $51.1 million, or $0.83 per share, which compares to net income of $47.1 million, or $0.76 per share, for the third quarter of 2021, and $46.9 million, or $0.76 per share, for the fourth quarter of 2020.
The fourth quarter 2021 earnings include pre-tax acquisition costs of $5.0 million related to the pending acquisition of Great Western Bancorp, Inc. (“Great Western”), the parent company of Great Western Bank (“GWB”), which reduced earnings by $0.06 per common share for the fourth quarter. The third quarter 2021 earnings include pre-tax acquisition costs of $6.6 million related to the pending acquisition of Great Western, and accrued expenses of $1.2 million related to the settlement of a legal claim, which reduced earnings by $0.10 per common share for the third quarter. The fourth quarter of 2020 does not include comparable aforementioned costs.
For the year ending December 31, 2021, the Company reported net income of $192.1 million, or $3.12 per share, compared to $161.2 million, or $2.53 per share, in 2020. Results in the 2021 period include pre-tax acquisition costs of $11.6 million related to the pending Great Western acquisition, which reduced earnings by $0.15 per common share for 2021.

HIGHLIGHTS
•Announced all required regulatory clearances and approvals of the shareholders of FIBK and stockholders of Great Western related to the merger of FIBK and Great Western and the merger of FIBK’s and Great Western’s respective subsidiary banks, FIB and GWB. The merger is expected to be completed on or around February 1, 2022, subject to satisfaction of customary closing conditions.
•Total deposits increased $262.3 million, or 1.6%, to $16,269.6 million as of December 31, 2021 from $16,007.3 million as of September 30, 2021, resulting in a 6.3% annualized growth rate in deposits, and increased $2,052.6 million, or 14.4% from December 31, 2020.
•Asset quality further improved in the fourth quarter of 2021. Criticized loans were $216.7 million, as of December 31, 2021, resulting in a $34.5 million, or 13.7%, decrease from $251.2 million as of September 30, 2021, and a decrease of $125.4 million, or 36.7%, from $342.1 million as of December 31, 2020.
•Non-performing assets decreased $7.7 million, or 20.6%, to $29.7 million as of December 31, 2021, from $37.4 million as of September 30, 2021 and decreased $20.8 million, or 41.2%, from $50.5 million as of December 31, 2020.
•As of December 31, 2021, 91.7% of originated Payroll Protection Program (PPP) loans were forgiven by the Small Business Administration. The Company had $100.0 million of PPP loans remaining which are expected to be forgiven in the first half of 2022.
“We continued to see healthy economic conditions across our markets in the fourth quarter, which resulted in strong deposit inflows, a record level of new loan production, and further improvement in asset quality,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “While we had significant growth in new loan production, this was offset by an elevated level of payoffs, which impacted our total loan growth in the quarter. As a result, we continued to have a significant amount of excess liquidity, including $2.3 billion in cash and cash equivalents, which we can redeploy into higher yielding earning assets in the future as our loan growth increases.

“Looking ahead, we believe our combination of organic and acquisitive growth will create significant additional value for shareholders. During 2022, we will be focused on efficiently integrating Great Western’s operations, beginning to realize the synergies from this merger, generating continued organic balance sheet growth through our increased exposure to faster growing markets, and capitalizing on our asset sensitive balance sheet to drive growth in net interest income and expansion in our net interest margin as interest rates increase. We believe that our strong execution on these strategic priorities this year will have us well positioned to deliver profitable growth in 2023 and in the years ahead,” said Mr. Riley.
DIVIDEND DECLARATION
On January 26, 2022, the Company’s board of directors declared a dividend of $0.41 per common share, payable on February 21, 2022, to common stockholders of record as of February 10, 2022. The dividend equates to a 4.0% annualized yield based on the $41.51 per share average closing price of the Company’s common stock as reported on NASDAQ during the fourth quarter of 2021.
PENDING ACQUISITION
On September 16, 2021, the Company entered into a definitive agreement (“Agreement”) to acquire all of the outstanding stock of Great Western, the parent company of GWB, a Sioux Falls, South Dakota based community bank with 174 banking offices across Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, and South Dakota. Under the terms of the Agreement, each outstanding share of Great Western will convert into the right to receive 0.8425 shares of the Company's Class A common stock in an all-stock transaction valued at approximately $1.9 billion in the aggregate based on the closing price of the Company’s Class A common stock on December 31, 2021. Upon completion of the merger, which is expected to close on February 1, 2022, the Company will become a regional community bank with over $32.0 billion in total assets (based on September 30, 2021 financial information) with a geographic footprint spanning 14 States.
NET INTEREST INCOME
Net interest income decreased $5.1 million, or 4.0%, to $121.8 million, during the fourth quarter of 2021, compared to $126.9 million during the third quarter of 2021, primarily due to a decrease of $4.5 million in PPP loan income during the fourth quarter of 2021. Net interest income decreased $6.6 million, or 5.1%, during the fourth quarter of 2021, from $128.4 million during the fourth quarter of 2020, primarily due to a decrease of $7.0 million in PPP loan income compared to the fourth quarter of 2020.
•The Company earned a total of $9.7 million of interest income, including loan fees, on PPP loans with average balances of $200.1 million during the fourth quarter of 2021 as compared to $14.2 million of interest income, including loan fees, on PPP loans with average balances of $462.1 million during the third quarter of 2021 and $16.7 million of interest income, including loan fees, on PPP loans with average balances of $1,025.9 million during the fourth quarter of 2020. The Company had $3.8 million of unearned deferred fees related to PPP loans accrued as of December 31, 2021.
•Interest accretion attributable to the fair valuation of acquired loans from previous acquisitions contributed $1.9 million to net interest income during the fourth quarter of 2021, of which approximately $1.0 million was related to early payoffs. This compares to interest accretion of $2.3 million in net interest income during the third quarter of 2021, of which approximately $1.4 million was related to early payoffs, and $3.1 million in net interest income during the fourth quarter of 2020, of which approximately $1.6 million was related to early payoffs.
The net interest margin ratio was 2.69% for the fourth quarter of 2021 compared to 2.91% reported during the third quarter of 2021 and 3.25% during the fourth quarter of 2020. Excluding PPP income, on a quarter-over-quarter basis the net interest margin declined 15 basis points primarily because of a shift in the mix of earning assets toward investment securities and cash, and a modest reduction in loan yields. Year-over-year, the decrease in net interest margin was the result of a reduction in yields on earning assets due to the current low interest rate environment and a shift in mix of earning assets toward both investment securities and higher cash balances, the overall impact was partially offset by lower deposit costs.
PROVISION FOR (REDUCTION OF) CREDIT LOSSES
During the fourth quarter of 2021, the Company reduced its provision for credit losses by $9.5 million, compared to no change to the provision for credit losses during the third quarter of 2021, and compared to an increase to the provision for credit losses of $3.2 million during the fourth quarter of 2020.

The allowance for credit losses is updated quarterly based on the current loan portfolio, asset quality metrics, and the results of the current economic outlook. For the fourth quarter of 2021, the allowance for credit losses was impacted by net charge-offs of $2.7 million, or an annualized 0.11% of average loans outstanding, compared to net charge-offs of $0.6 million, or an annualized 0.02% of average loans outstanding, for the third quarter of 2021, and net charge-offs of $4.2 million, or an annualized 0.16% of average loans outstanding, for the fourth quarter of 2020.
The Company’s allowance for loan losses as a percentage of period-end loans was 1.31%, 1.40%, and 1.47% at December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Coverage of non-performing loans increased to 441.52% at December 31, 2021, compared to 384.90% at September 30, 2021 and 300.63% at December 31, 2020, as a result of lower levels of non-performing loans and the reduction of provision for credit losses during the fourth quarter of 2021.
NON-INTEREST INCOME
Non-interest income decreased $2.3 million, or 5.8%, to $37.4 million during the fourth quarter of 2021, as compared to $39.7 million during the third quarter of 2021, primarily driven by a decrease in mortgage banking revenues that were partially offset by an increase in wealth management and swap fee revenues. Non-interest income increased $3.5 million, or 10.3%, from $33.9 million during the fourth quarter of 2020, driven by increases in wealth management revenues, swap fee revenues, and other income.
Mortgage banking revenues decreased $3.6 million, or 31.0%, to $8.0 million during the fourth quarter of 2021, as compared to $11.6 million during the third quarter of 2021. The decrease was driven by lower net realized gain-on-sale margins when compared to the third quarter of 2021, as the volume of loans sold was relatively unchanged. Included in the fourth quarter of 2021 was a $1.0 million recovery of mortgage servicing rights impairment compared to no recovery or impairment during the third quarter of 2021. Mortgage banking revenues increased $0.1 million, or 1.3%, during the fourth quarter of 2021 from $7.9 million during the fourth quarter of 2020. During the fourth quarter of 2021, loans originated for home purchases accounted for approximately 59.0% of loan production, as compared to 65.8% during the third quarter of 2021 and 51.5% during the fourth quarter of 2020.
Other service charges, commissions, and fees increased $1.4 million, or 100.0%, to $2.8 million during the fourth quarter of 2021, when compared to $1.4 million during the third quarter of 2021 and was primarily due to an increase in swap fee revenues. Other service charges, commissions, and fees increased $0.7 million, or 33.3%, during the fourth quarter of 2021 from $2.1 million during the fourth quarter of 2020.
NON-INTEREST EXPENSE
Non-interest expense decreased $3.7 million, or 3.5%, to $102.2 million during the fourth quarter of 2021, as compared to $105.9 million during the third quarter of 2021, primarily due to decreases of $1.6 million in acquisition related costs connected to the pending acquisition of GWB and other expenses of $1.4 million primarily related to the $1.2 million litigation accrual during the third quarter of 2021. Non-interest expense increased $4.8 million, or 4.9%, from $97.4 million during the fourth quarter of 2020, primarily due to $5.0 million in acquisition related costs. Exclusive of acquisition related expenses, non-interest expense decreased to $97.2 million during the fourth quarter of 2021, compared to the fourth quarter of 2020.
Salaries and wages expenses increased $0.3 million, or 0.7%, to $42.3 million during the fourth quarter of 2021, compared to $42.0 million during the third quarter of 2021 and decreased $1.3 million, or 3.0%, from $43.6 million in the fourth quarter of 2020. The decrease from the fourth quarter of 2020 was primarily the result of lower commission expenses and lower incentive-based payment accruals during the fourth quarter of 2021.
Other expenses decreased $1.4 million, or 4.6%, to $28.8 million during the fourth quarter of 2021, as compared to $30.2 million during the third quarter of 2021, primarily due to the $1.2 million accrual for a settlement of a legal claim during the third quarter of 2021. Other expenses increased $2.1 million, or 7.9%, during the fourth quarter of 2021 from $26.7 million during the fourth quarter of 2020. The increase from the fourth quarter of 2020 is primarily due to increases in professional fees, FDIC insurance premiums, and increased loan expenses during the fourth quarter of 2021.

BALANCE SHEET
Total assets increased $299.7 million, or 1.5%, to $19,671.9 million as of December 31, 2021, from $19,372.2 million as of September 30, 2021, primarily as a result of higher levels of deposits which were deployed primarily into the investment securities portfolio. Total assets increased $2,023.2 million, or 11.5%, from $17,648.7 million as of December 31, 2020. The increase from the comparable prior year period was primarily a result of higher levels of deposits, which increased 14.4%, resulting in higher levels of investment securities.
Investment securities increased $486.4 million, or 8.1%, to $6,508.1 million as of December 31, 2021, from $6,021.7 million as of September 30, 2021. Within the securities portfolio, available-for-sale securities increased $416.9 million, or 9.5%, and held-to-maturity securities increased $69.5 million, or 4.3%, during the fourth quarter of 2021. Investment securities increased $2,447.8 million, or 60.3%, from $4,060.3 million as of December 31, 2020.
Mortgage loans held for sale decreased $12.4 million, or 29.2%, to $30.1 million as of December 31, 2021, from $42.5 million as of September 30, 2021 and decreased $43.9 million, or 59.3%, as of December 31, 2021, from $74.0 million as of December 31, 2020, primarily as a result of a decrease in originations of mortgage loans held for sale related to lower refinance activity, as a result of a slow uptick in interest rates over the second half of 2021.
Loans held for investment decreased $290.8 million, or 3.0%, to $9,331.7 million as of December 31, 2021, from $9,622.5 million as of September 30, 2021, and decreased $475.8 million, or 4.9%, from $9,807.5 million as of December 31, 2020. Loans held for investment included originated PPP loans, net of deferred fees, of $96.3 million, $280.5 million, and $723.1 million as of December 31, 2021, September 30, 2021, and December 31, 2020, respectively. Excluding the impact of PPP loans, loans held for investment as of December 31, 2021, decreased from September 30, 2021, primarily due to decreases in the real estate and consumer loan portfolios, and increased from December 31, 2020 due to increases in the real estate loan portfolios that were offset by declines in consumer, agriculture, and commercial loans.
Total real estate loans decreased $75.4 million, or 1.1%, to $6,731.4 million as of December 31, 2021, from $6,806.8 million as of September 30, 2021, primarily driven by decreases in construction loans of $131.0 million, or 11.5%, residential loans of $16.7 million, or 1.1%, and agricultural loans of $16.0 million, or 7.0%. These decreases were offset by an increase in commercial real estate loans of $88.3 million, or 2.3%. The increase in commercial real estate loans and decrease in construction loans is reflective of construction loans migrating to permanent financing.
Total real estate loans increased $331.9 million, or 5.2%, from December 31, 2020. Growth within the real estate loan portfolio is attributable to increases in commercial real estate loans of $228.3 million, or 6.1%, residential loans of $141.9 million, or 10.2%, and residential construction loans of $11.1 million, or 4.4%. Growth was offset by a decrease in commercial construction loans of $25.5 million, or 4.9%, land acquisition and development construction loans of $17.2 million, or 6.5%, and agricultural real estate loans of $6.7 million, or 3.0%.
Total consumer loans decreased $22.1 million, or 2.3%, to $931.7 million as of December 31, 2021, from $953.8 million as of September 30, 2021, with a decrease in indirect loans of $19.2 million, or 2.5% and direct loans of $3.7 million, or 2.8%. These decreases were partially offset by an increase of $0.8 million, or 1.2%, in the credit card portfolio, as of December 31, 2021 from September 30, 2021. Total consumer loans decreased $94.2 million, or 9.2%, from $1,025.9 million as of December 31, 2020 across all consumer loan portfolios. Indirect loans decreased $67.5 million, or 8.4%, direct loans decreased $21.4 million, or 14.2%, and credit card loans decreased $5.3 million, or 7.5%, as of December 31, 2021 from December 31, 2020.
Commercial loans decreased $193.2 million, or 11.6%, to $1,475.5 million as of December 31, 2021, from $1,668.7 million as of September 30, 2021. Commercial loans included $100.0 million of PPP loans as of December 31, 2021. During the fourth quarter of 2021, $193.4 million of PPP loans were forgiven by the Small Business Administration. Net of the impact of PPP loans, commercial loans increased $0.2 million from September 30, 2021. Commercial loans decreased $678.4 million, or 31.5%, from $2,153.9 million as of December 31, 2020. The decrease from December 31, 2020 is primarily due to a decrease of $639.8 million of PPP loans and pay-downs within the portfolio.
Agricultural operating loans decreased $8.5 million, or 4.0%, to $203.9 million as of December 31, 2021, from $212.4 million as of September 30, 2021 due to seasonal fluctuations. Agricultural operating loans decreased $43.7 million, or 17.6%, from $247.6 million as of December 31, 2020, primarily due to client payoffs and pay-downs within the portfolio.
Premises and equipment increased $2.3 million, or 0.8%, to $299.6 million as of December 31, 2021, from $297.3 million as of September 30, 2021 and decreased $12.7 million, or 4.1%, as of December 31, 2021, from $312.3 million as of December 31, 2020. The decrease from December 31, 2020 is primarily related to the disposition of five properties.

Other assets decreased $9.4 million, or 3.5%, to $257.3 million as of December 31, 2021, from $266.7 million as of September 30, 2021, primarily due to a decrease in the value of interest rate swap contracts of $5.4 million and accrued receivables of $9.2 million. Other assets increased $18.9 million, or 7.9%, as of December 31, 2021, from $238.4 million as of December 31, 2020, primarily due to an increase in accrued receivables and tax credits.
Total deposits increased $262.3 million, or 1.6%, to $16,269.6 million as of December 31, 2021, from $16,007.3 million as of September 30, 2021, primarily related to increases in interest-bearing demand and savings deposits. These increases were partially offset by decreases in non-interest bearing business deposits and interest-bearing time deposits. Total deposits increased $2,052.6 million, or 14.4%, from $14,217.0 million as of December 31, 2020, primarily related to increases in non-interest-bearing business deposits and interest-bearing demand and savings deposits. These increases were partially offset by decreases in interest-bearing time deposits.
Securities sold under repurchase agreements increased $43.6 million, or 4.3%, to $1,051.1 million as of December 31, 2021, from $1,007.5 million as of September 30, 2021, and decreased $40.3 million, or 3.7%, as of December 31, 2021, from $1,091.4 million as of December 31, 2020. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.
Other liabilities decreased $8.0 million, or 4.6%, to $165.2 million as of December 31, 2021, from $173.2 million as of September 30, 2021, primarily due to a decrease in the deferred tax liability of $8.1 million. Year-over-year, other liabilities decreased $15.9 million, or 8.8%, as of December 31, 2021, from $181.1 million as of December 31, 2020, primarily due to a decrease of $17.9 million in the deferred tax liability and timing of accrued expenses and payables.
The loans held for investment to deposit ratio decreased to 57.4%, as of December 31, 2021, compared to 60.1% and 69.0% as of September 30, 2021 and December 31, 2020, respectively.
The Company is considered to be “well-capitalized” as of December 31, 2021, having exceeded all regulatory capital adequacy requirements. During the fourth quarter of 2021, the Company paid regular common stock dividends of approximately $25.4 million, or $0.41 per share, and did not make any share repurchases of common stock pursuant to its previously announced stock repurchase program.
CREDIT QUALITY
As of December 31, 2021, non-performing assets decreased $7.7 million, or 20.6%, to $29.7 million, compared to $37.4 million as of September 30, 2021, primarily due to a decrease in non-accrual loans of $5.0 million, or 16.7%, a decrease in accruing loans past due 90 days or more of $2.4 million, or 46.2%, and a decrease in other real estate owned of $0.3 million, or 13.0%.
Criticized loans decreased $34.5 million, or 13.7%, to $216.7 million as of December 31, 2021, from $251.2 million as of September 30, 2021, driven primarily by upgrades in commercial real estate and loan pay downs in the commercial real estate and agricultural real estate loan portfolios. As of December 31, 2021, criticized loans decreased $125.4 million from $342.1 million as of December 31, 2020.
Net loan charge-offs increased $2.1 million, or 350.0%, to $2.7 million during the fourth quarter of 2021 as compared to $0.6 million during the third quarter of 2021. The net loan charge-offs in the fourth quarter of 2021 were composed of charge-offs of $4.8 million and recoveries of $2.1 million. Net loan charge-offs during the fourth quarter of 2020 were $4.2 million.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; and (vi) return on average tangible common stockholders’ equity. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the foregoing capital adequacy measures to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our, Great Western’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that change over time and could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Such forward-looking statements include statements about the business combination transaction between FIBK and Great Western (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new, or changes in, governmental regulations or policies;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT, Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council’s guidelines and regulations;
•lending risks and risks associated with loan sector concentrations;
•supply-chain disruptions, labor shortages, and any other decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•the soundness of other financial institutions;
•changes in oil and gas prices, and declining demand for coal could negatively impact the demand and credit quality of loans;
•the availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•changes in interest rates;
•changes in inflationary pressures;
•changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•competition from new or existing competitors;
•variable interest rates tied to London Interbank Offered Rate that may no longer be available or may become unreliable;
•cyber-security risks, including “denial-of-service attacks,” “hacking,” and “identity theft” that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information;
•the potential impairment of our goodwill;
•exposure to losses in collateralized loan obligation securities;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•the loss of the services of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including environmental remediation;
•the effectiveness of our systems of internal operating controls;
•our ability to implement new technology-driven products and services or be successful in marketing these products and services to our clients;
•our ability to execute on our intended expansion plans;
•difficulties we may face in combining the operations of acquired entities or assets with our own operations or assessing the effectiveness of businesses in which we make strategic investments or with which we enter into strategic contractual relationships;
•our status as a “controlled company” under NASDAQ Marketplace Rules;
•the volatility in the price and trading volume of our Class A common stock;
•“anti-takeover” provisions and the regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;

•changes in our dividend policy or our ability to pay dividends;
•our Class A common stock not being an insured deposit;
•the holders of the Class B common stock having voting control of the Company and the ability to determine virtually all matters submitted to stockholders, including potential change in control transactions, and our dual class common stock structure putting downward pressure on our common stock price;
•the potential dilutive effect of future equity issuances;
•the subordination of our Class A common stock to our existing and future indebtedness;
•the COVID-19 pandemic and the U.S. government’s response to the pandemic; and
•the effect of global conditions, earthquakes, tsunamis, floods, fires, and other natural catastrophic events.
These factors are not necessarily all the factors that could cause our, Great Western’s or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our, Great Western’s or the combined company’s results, including the following factors relating to the proposed Transaction: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement related to the Transaction; the outcome of any legal proceedings that may be instituted against FIBK or Great Western; the possibility that the Transaction does not close when expected or at all because required approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which FIBK and Great Western operate; the ability to promptly and effectively integrate the businesses of FIBK and Great Western; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of FIBK’s or Great Western’s customers, employees or other business partners, including those resulting from the announcement or completion of the Transaction; the dilution caused by FIBK’s issuance of additional shares of its capital stock in connection with the Transaction; the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; and the impact of the global COVID-19 pandemic on FIBK’s or Great Western’s businesses, the ability to complete the Transaction or any of the other foregoing risks.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Fourth Quarter 2021 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the fourth quarter of 2021 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Friday, January 28, 2022. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-844-200-6205; the access code is 657632. To participate via the Internet, visit https://events.q4inc.com/attendee/659112938. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on January 28, 2022 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on February 27, 2022, by dialing 1-866-813-9403. The replay access code is 293485. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.
Additional Information about the Transaction and Where to Find It

In connection with the Transaction, FIBK filed with the SEC a Registration Statement on Form S-4 to register the shares of FIBK capital stock to be issued in connection with the Transaction. The Registration Statement includes a joint proxy statement of FIBK and Great Western that also constitutes a prospectus of FIBK. The definitive joint proxy statement/prospectus has been sent to the shareholders of FIBK and stockholders of Great Western in connection with seeking their approval of the Transaction and other related matters.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING FIBK, GREAT WESTERN, THE TRANSACTION AND RELATED MATTERS.
Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by FIBK or Great Western through the website maintained by the SEC at http://www.sec.gov or from FIBK at its website, www.fibk.com, or from Great Western at its website, www.greatwesternbank.com. Documents filed with the SEC by FIBK are available free of charge by accessing the “SEC Filings” page of FIBK’s website at www.fibk.com/sec-filings, or alternatively by directing a request by mail or telephone to First Interstate BancSystem, Inc., 401 N. 31st Street, Billings, Montana, 59116, Attention: John Stewart, Deputy Chief Financial Officer, telephone: 406-255-5311, and documents filed with the SEC by Great Western are available free of charge by accessing Great Western’s website at www.greatwesternbank.com under the tab “Investor Relations” and then under the heading “Financial Info – Documents” or, alternatively, by directing a request by telephone or mail to Great Western Bancorp Inc., 225 South Main Avenue, Sioux Falls, South Dakota 57104, (605) 988-9253.
Participants in the Solicitation
FIBK, Great Western, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FIBK and stockholders of Great Western in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of FIBK and Great Western and other persons who may be deemed to be participants in the solicitation of shareholders of FIBK and stockholders of Great Western in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the joint proxy statement/prospectus related to the Transaction. Additional information about FIBK, the directors and executive officers of FIBK and their ownership of FIBK common stock is also set forth in the definitive proxy statement for FIBK’s 2021 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 14, 2021, and other documents subsequently filed by FIBK with the SEC. Additional information about Great Western, the directors and executive officers of Great Western and their ownership of Great Western common stock can also be found in Great Western’s annual report on Form 10-K for the fiscal year ended September 30, 2021, as filed with the SEC on November 24, 2021, and other documents subsequently filed by Great Western with the SEC. Free copies of these documents may be obtained as described above.

Contact:	John R. Stewart	NASDAQ: FIBK
	Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	4Q21 vs 3Q21	4Q21 vs 4Q20
Net interest income	$121.8	$126.9	$118.8	$120.7	$128.4	(4.0)%	(5.1)%
Net interest income on a fully-taxable equivalent ("FTE") basis	122.3	127.5	119.2	121.4	128.9	(4.1)	(5.1)
Provision for (reduction in) credit losses	(9.5)	—	—	(5.1)	3.2	NM	NM
Non-interest income:
Payment services revenues	11.3	12.2	11.4	10.2	11.1	(7.4)	1.8
Mortgage banking revenues	8.0	11.6	9.6	11.6	7.9	(31.0)	1.3
Wealth management revenues	7.2	6.5	6.3	6.3	6.3	10.8	14.3
Service charges on deposit accounts	4.4	4.4	3.9	3.8	4.3	NM	2.3
Other service charges, commissions, and fees	2.8	1.4	1.6	2.1	2.1	100.0	33.3
Total fee-based revenues	33.7	36.1	32.8	34.0	31.7	(6.6)	6.3
Investment securities (loss) gain	0.9	0.3	(0.1)	—	0.2	NM	NM
Other income	2.8	3.3	2.6	4.1	2.0	(15.2)	40.0
Total non-interest income	37.4	39.7	35.3	38.1	33.9	(5.8)	10.3
Non-interest expense:
Salaries and wages	42.3	42.0	41.6	39.0	43.6	0.7	(3.0)
Employee benefits	12.1	12.9	14.7	16.1	13.0	(6.2)	(6.9)
Occupancy and equipment	11.6	11.8	11.2	11.7	11.6	(1.7)	NM
Core deposit intangible amortization	2.5	2.4	2.5	2.5	2.6	4.2	(3.8)
Other expenses	28.8	30.2	29.0	29.2	26.7	(4.6)	7.9
Other real estate owned (income) expense	(0.1)	—	—	(0.1)	(0.1)	NM	—
Acquisition related expenses	5.0	6.6	—	—	—	NM	NM
Total non-interest expense	102.2	105.9	99.0	98.4	97.4	(3.5)	4.9
Income before taxes	66.5	60.7	55.1	65.5	61.7	9.6	7.8
Income taxes	15.4	13.6	12.6	14.1	14.8	13.2	4.1
Net income	$51.1	$47.1	$42.5	$51.4	$46.9	8.5%	9.0%

Weighted-average basic shares outstanding	61,677	61,674	61,658	61,592	61,906	—%	(0.4)%
Weighted-average diluted shares outstanding	61,763	61,748	61,728	61,714	62,059	—	(0.5)
Earnings per share - basic	$0.83	$0.76	$0.69	$0.83	$0.76	9.2	9.2
Earnings per share - diluted	0.83	0.76	0.69	0.83	0.76	9.2	9.2

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES Consolidated Statements of Income (Unaudited)

	Year Ended December 31,		% Change
(In millions, except % and per share data)	2021	2020	2021 vs 2020
Net interest income	$488.2	$497.0	(1.8)
Net interest income on a fully-taxable equivalent ("FTE") basis	490.4	499.0	(1.7)
Provision for (reduction in) credit losses	(14.6)	56.9	(125.7)
Non-interest income:
Payment services revenues	45.1	41.1	9.7
Mortgage banking revenues	40.8	47.3	(13.7)
Wealth management revenues	26.3	23.8	10.5
Service charges on deposit accounts	16.5	17.6	(6.3)
Other service charges, commissions, and fees	7.9	12.1	(34.7)
Total fee-based revenues	136.6	141.9	(3.7)
Investment securities (loss) gain	1.1	0.3	NM
Other income	12.8	14.5	(11.7)
Total non-interest income	150.5	156.7	(4.0)
Non-interest expense:
Salaries and wages	164.9	173.7	(5.1)
Employee benefits	55.8	49.4	13.0
Occupancy and equipment	46.3	44.0	5.2
Core deposit intangible amortization	9.9	10.9	(9.2)
Other expenses	117.2	110.0	6.5
Other real estate owned (income) expense	(0.2)	(0.5)	(60.0)
Acquisition related expenses	11.6	—	100.0
Total non-interest expense	405.5	387.5	4.6
Income before taxes	247.8	209.3	18.4
Income taxes	55.7	48.1	15.8
Net income	$192.1	$161.2	19.2

Weighted-average basic shares outstanding	61,650	63,612	(3.1)
Weighted-average diluted shares outstanding	61,742	63,729	(3.1)
Earnings per share - basic	$3.12	$2.53	23.3
Earnings per share - diluted	3.11	2.53	22.9

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	4Q21 vs 3Q21	4Q21 vs 4Q20
Assets:
Cash and due from banks	$168.6	$227.6	$238.8	$254.0	$261.4	(25.9)%	(35.5)%
Interest bearing deposits in banks	2,176.1	2,005.8	1,709.5	1,941.9	2,015.3	8.5	8.0
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	2,344.8	2,233.5	1,948.4	2,196.0	2,276.8	5.0	3.0
Investment securities	6,508.1	6,021.7	5,643.3	4,886.4	4,060.3	8.1	60.3
Mortgage loans held for sale, at fair value	30.1	42.5	48.8	57.2	74.0	(29.2)	(59.3)
Loans held for investment	9,331.7	9,622.5	9,834.7	9,863.2	9,807.5	(3.0)	(4.9)
Allowance for credit losses	122.3	135.1	135.5	136.6	144.3	(9.5)	(15.2)
Net loans held for investment	9,209.4	9,487.4	9,699.2	9,726.6	9,663.2	(2.9)	(4.7)
Goodwill and intangible assets (excluding mortgage servicing rights)	690.9	693.3	695.7	698.2	700.8	(0.3)	(1.4)
Company owned life insurance	301.5	300.5	299.0	297.6	296.4	0.3	1.7
Premises and equipment	299.6	297.3	299.1	305.5	312.3	0.8	(4.1)
Other real estate owned	2.0	2.3	2.0	2.2	2.5	(13.0)	(20.0)
Mortgage servicing rights	28.2	27.0	27.4	28.0	24.0	4.4	17.5
Other assets	257.3	266.7	277.6	270.5	238.4	(3.5)	7.9
Total assets	$19,671.9	$19,372.2	$18,940.5	$18,468.2	$17,648.7	1.5%	11.5%

Liabilities and stockholders' equity:
Deposits	$16,269.6	$16,007.3	$15,565.7	$15,094.0	$14,217.0	1.6%	14.4%
Securities sold under repurchase agreements	1,051.1	1,007.5	1,038.7	1,052.6	1,091.4	4.3	(3.7)
Long-term debt	112.4	112.4	112.4	112.4	112.4	—	—
Subordinated debentures held by subsidiary trusts	87.0	87.0	87.0	87.0	87.0	—	—
Other liabilities	165.2	173.2	165.8	188.8	181.1	(4.6)	(8.8)
Total liabilities	17,685.3	17,387.4	16,969.6	16,534.8	15,688.9	1.7	12.7
Stockholders' equity:
Common stock	945.0	943.6	941.6	938.5	941.1	0.1	0.4
Retained earnings	1,052.6	1,026.9	1,005.2	988.2	962.1	2.5	9.4
Accumulated other comprehensive (loss) income	(11.0)	14.3	24.1	6.7	56.6	(176.9)	(119.4)
Total stockholders' equity	1,986.6	1,984.8	1,970.9	1,933.4	1,959.8	0.1	1.4
Total liabilities and stockholders' equity	$19,671.9	$19,372.2	$18,940.5	$18,468.2	$17,648.7	1.5%	11.5%

Common shares outstanding at period end	62,200	62,231	62,240	62,230	62,096	(0.1)%	0.2%
Book value per common share at period end	$31.94	$31.89	$31.67	$31.07	$31.56	0.2	1.2
Tangible book value per common share at period end**	20.83	20.75	20.49	19.85	20.28	0.4	2.7

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share at period end (GAAP) to tangible book value per common share at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	4Q21 vs 3Q21	4Q21 vs 4Q20
Loans:
Real Estate:
Commercial real estate	$3,971.5	$3,883.2	$3,753.4	$3,718.7	$3,743.2	2.3%	6.1%
Construction:
Land acquisition and development	247.8	260.2	261.1	263.2	265.0	(4.8)	(6.5)
Residential	262.0	268.4	263.5	242.1	250.9	(2.4)	4.4
Commercial	498.0	610.2	632.0	581.0	523.5	(18.4)	(4.9)
Total construction	1,007.8	1,138.8	1,156.6	1,086.3	1,039.4	(11.5)	(3.0)
Residential real estate	1,538.2	1,554.9	1,577.7	1,488.8	1,396.3	(1.1)	10.2
Agricultural real estate	213.9	229.9	223.5	218.8	220.6	(7.0)	(3.0)
Total real estate	6,731.4	6,806.8	6,711.2	6,512.6	6,399.5	(1.1)	5.2
Consumer:
Indirect	737.6	756.8	773.7	782.9	805.1	(2.5)	(8.4)
Direct	129.2	132.9	134.8	139.7	150.6	(2.8)	(14.2)
Credit card	64.9	64.1	64.4	64.6	70.2	1.2	(7.5)
Total consumer	931.7	953.8	972.9	987.2	1,025.9	(2.3)	(9.2)
Commercial	1,475.5	1,668.7	1,959.4	2,181.1	2,153.9	(11.6)	(31.5)
Agricultural	203.9	212.4	217.7	214.7	247.6	(4.0)	(17.6)
Other	1.5	1.3	6.0	1.5	1.6	15.4	(6.3)
Deferred loan fees and costs	(12.3)	(20.5)	(32.5)	(33.9)	(21.0)	(40.0)	(41.4)
Loans held for investment	$9,331.7	$9,622.5	$9,834.7	$9,863.2	$9,807.5	(3.0)%	(4.9)%

Deposits:
Non-interest bearing	$5,568.3	$5,617.9	$5,416.8	$5,004.0	$4,633.5	(0.9)%	20.2%
Interest bearing:
Demand	4,753.2	4,496.5	4,389.0	4,327.0	4,118.9	5.7	15.4
Savings	4,981.6	4,904.9	4,748.4	4,726.7	4,405.9	1.6	13.1
Time, $250 and over	186.7	186.3	185.8	185.5	192.9	0.2	(3.2)
Time, other	779.8	801.7	825.7	850.8	865.8	(2.7)	(9.9)
Total interest bearing	10,701.3	10,389.4	10,148.9	10,090.0	9,583.5	3.0	11.7
Total deposits	$16,269.6	$16,007.3	$15,565.7	$15,094.0	$14,217.0	1.6%	14.4%

Total core deposits (1)	$16,082.9	$15,821.0	$15,379.9	$14,908.5	$14,024.1	1.7%	14.7%

(1) Core deposits are defined as total deposits less time deposits, $250 and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	4Q21 vs 3Q21	4Q21 vs 4Q20

Allowance for Credit Losses:
Allowance for credit losses	$122.3	$135.1	$135.5	$136.6	$144.3	(9.5)%	(15.2)%
As a percentage of loans held for investment	1.31%	1.40%	1.38%	1.38%	1.47%
As a percentage of non-accrual loans	491.16	451.84	445.72	369.19	365.32

Net charge-offs during quarter	$2.7	$0.6	$1.1	$2.9	$4.2	350.0%	(35.7)%
Annualized as a percentage of average loans	0.11%	0.02%	0.04%	0.12%	0.16%

Non-Performing Assets:
Non-accrual loans	$24.9	$29.9	$30.4	$37.0	$39.5	(16.7)%	(37.0)%
Accruing loans past due 90 days or more	2.8	5.2	5.2	4.4	8.5	(46.2)	(67.1)
Total non-performing loans	27.7	35.1	35.6	41.4	48.0	(21.1)	(42.3)
Other real estate owned	2.0	2.3	2.0	2.2	2.5	(13.0)	(20.0)
Total non-performing assets	$29.7	$37.4	$37.6	$43.6	$50.5	(20.6)%	(41.2)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.32%	0.39%	0.38%	0.44%	0.51%
Total assets	0.15	0.19	0.20	0.24	0.29

Non-accrual loans to loans held for investment	0.27	0.31	0.31	0.38	0.40

Accruing Loans 30-89 Days Past Due	$26.7	$27.3	$22.1	$26.3	$54.2	(2.2)%	(50.7)%
Accruing troubled debt restructurings (TDRs)	2.3	2.1	2.2	3.1	3.2	9.5	(28.1)

Criticized Loans:
Special Mention	$86.6	$99.1	$129.1	$152.0	$150.3	(12.6)%	(42.4)%
Substandard	130.1	149.7	141.2	157.4	187.0	(13.1)	(30.4)
Doubtful	—	2.4	3.1	2.0	4.8	(100.0)	(100.0)
Total	$216.7	$251.2	$273.4	$311.4	$342.1	(13.7)%	(36.7)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Dec 31, 2021		Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
Annualized Financial Ratios (GAAP)
Return on average assets	1.03%		0.98%	0.91%	1.17%	1.07%
Return on average common stockholders' equity	10.14		9.41	8.77	10.60	9.48
Yield on average earning assets	2.77		3.00	2.93	3.15	3.39
Cost of average interest-bearing liabilities	0.13		0.14	0.16	0.17	0.20
Interest rate spread	2.64		2.86	2.77	2.98	3.19
Net interest margin ratio	2.69		2.91	2.82	3.04	3.25
Efficiency ratio	62.63		62.12	62.62	60.39	58.41
Loans held for investment to deposit ratio	57.36		60.11	63.18	65.35	68.98

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$20.83		$20.75	$20.49	$19.85	$20.28
Tangible common stockholders' equity to tangible assets	6.83%		6.91%	6.99%	6.95%	7.43%
Return on average tangible common stockholders' equity	15.51		14.48	13.67	16.46	14.74

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.11%	*	14.00%	13.89%	14.15%	14.19%
Tier 1 risk-based capital to total risk-weighted assets	12.49	*	12.30	12.17	12.37	12.33
Tier 1 common capital to total risk-weighted assets	11.77	*	11.59	11.45	11.60	11.57
Leverage Ratio	7.68	*	7.81	7.84	8.12	8.16

*Preliminary estimate - may be subject to change. Additionally, the regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios
(Unaudited)

	Dec 31, 2021	Dec 31, 2020
Financial Ratios (GAAP)
Return on average assets	1.02%	1.00%
Return on average common stockholders' equity	9.73	8.12
Yield on average earning assets	2.96	3.65
Cost of average interest-bearing liabilities	0.15	0.27
Interest rate spread	2.81	3.38
Net interest margin ratio	2.86	3.47
Efficiency ratio	61.94	57.61

Financial Ratios - Operating** (Non-GAAP)
Return on average tangible common stockholders' equity	15.03	12.60

**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,512.3	$105.3	4.39%	$9,805.2	$112.2	4.54%	$10,127.9	$117.3	4.61%
Investment securities (2)	6,241.0	20.1	1.28	5,875.0	18.8	1.27	3,692.2	16.3	1.76
Interest bearing deposits in banks	2,308.0	0.9	0.15	1,712.2	0.7	0.16	1,944.4	0.6	0.12
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$18,061.4	$126.3	2.77%	$17,392.5	$131.7	3.00%	$15,764.6	$134.2	3.39%
Non-earning assets	1,681.7			1,688.7			1,708.9
Total assets	$19,743.1			$19,081.2			$17,473.5
Interest-bearing liabilities:
Demand deposits	$4,787.5	$0.4	0.03%	$4,474.0	$0.4	0.04%	$3,984.8	$0.5	0.05%
Savings deposits	4,951.1	0.4	0.03	4,842.9	0.4	0.03	4,307.0	0.4	0.04
Time deposits	976.7	0.9	0.37	996.9	1.1	0.44	1,088.0	2.0	0.73
Repurchase agreements	1,038.2	0.1	0.04	993.5	0.1	0.04	944.2	0.2	0.08
Long-term debt	112.4	1.5	5.29	112.4	1.5	5.29	112.4	1.6	5.66
Subordinated debentures held by subsidiary trusts	87.0	0.7	3.19	87.0	0.7	3.19	87.0	0.6	2.74
Total interest-bearing liabilities	$11,952.9	$4.0	0.13%	$11,506.7	$4.2	0.14%	$10,523.4	$5.3	0.20%
Non-interest-bearing deposits	5,617.9			5,416.5			4,760.4
Other non-interest-bearing liabilities	173.0			172.7			221.7
Stockholders’ equity	1,999.3			1,985.3			1,968.0
Total liabilities and stockholders’ equity	$19,743.1			$19,081.2			$17,473.5
Net FTE interest income		$122.3			$127.5			$128.9
Less FTE adjustments (2)		(0.5)			(0.6)			(0.5)
Net interest income from consolidated statements of income		$121.8			$126.9			$128.4
Interest rate spread			2.64%			2.86%			3.19%
Net FTE interest margin (3)			2.69%			2.91%			3.25%
Cost of funds, including non-interest-bearing demand deposits (4)			0.09%			0.10%			0.14%

(1) Average loan balances include mortgage loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $9.9 million, $13.6 million, and $14.5 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Twelve Months Ended
	December 31, 2021			December 31, 2020
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,788.9	$431.2	4.40%	$9,825.0	$454.7	4.63%
Investment securities (2)	5,422.8	73.9	1.36	3,303.0	66.8	2.02
Interest bearing deposits in banks	1,946.7	2.6	0.13	1,255.2	4.1	0.33
Federal funds sold	0.1	—	—	0.1	—	—
Total interest earning assets	$17,158.5	$507.7	2.96%	$14,383.3	$525.6	3.65%
Non-earning assets	1,685.7			1,726.0
Total assets	$18,844.2			$16,109.3
Interest bearing liabilities:
Demand deposits	$4,459.6	$1.8	0.04%	$3,631.1	$2.2	0.06%
Savings deposits	4,770.8	1.5	0.03	3,968.7	2.4	0.06
Time deposits	1,009.3	4.8	0.48	1,225.2	13.5	1.10
Repurchase agreements	1,025.2	0.4	0.04	765.8	0.9	0.12
Long-term debt	112.4	6.0	5.34	76.1	4.6	6.04
Subordinated debentures held by subsidiary trusts	87.0	2.8	3.22	86.9	3.0	3.45
Total interest-bearing liabilities	$11,464.3	$17.3	0.15%	$9,753.8	$26.6	0.27%
Non-interest-bearing deposits	5,227.9			4,158.8
Other non-interest-bearing liabilities	177.9			211.5
Stockholders’ equity	1,974.1			1,985.2
Total liabilities and stockholders’ equity	$18,844.2			$16,109.3
Net FTE interest income		$490.4			$499.0
Less FTE adjustments (2)		(2.2)			(2.0)
Net interest income from consolidated statements of income		$488.2			$497.0
Interest rate spread			2.81%			3.38%
Net FTE interest margin (3)			2.86%			3.47%
Cost of funds, including non-interest-bearing demand deposits (4)			0.10%			0.19%

(1) Average loan balances include mortgage loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs of $40.6 million and $32.5 million at December 31, 2021 and December 31, 2020, respectively.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
Total common stockholders' equity (GAAP)	(A)	$1,986.6	$1,984.8	$1,970.9	$1,933.4	$1,959.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		690.9	693.3	695.7	698.2	700.8
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,295.7	$1,291.5	$1,275.2	$1,235.2	$1,259.0

Total assets (GAAP)		$19,671.9	$19,372.2	$18,940.5	$18,468.2	$17,648.7
Less goodwill and other intangible assets (excluding mortgage servicing rights)		690.9	693.3	695.7	698.2	700.8
Tangible assets (Non-GAAP)	(C)	$18,981.0	$18,678.9	$18,244.8	$17,770.0	$16,947.9

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,999.3	$1,985.3	$1,944.3	$1,966.5	$1,968.0
Less goodwill and other intangible assets (excluding mortgage servicing rights)		692.0	694.5	696.9	699.5	702.0
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,307.3	$1,290.8	$1,247.4	$1,267.0	$1,266.0

Total quarterly average assets	(F)	$19,743.1	$19,081.2	$18,665.2	$17,891.3	$17,473.5
Annualized net income available to common shareholders	(G)	202.7	186.9	170.5	208.5	186.6
Common shares outstanding	(H)	62,200	62,231	62,240	62,230	62,096
Return on average assets (GAAP)	(G)/(F)	1.03%	0.98%	0.91%	1.17%	1.07%
Return on average common stockholders' equity (GAAP)	(G)/(D)	10.14	9.41	8.77	10.60	9.48
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	10.13	10.40	10.42	10.99	11.26
Book value per common share (GAAP)	(A)/(H)	$31.94	$31.89	$31.67	$31.07	$31.56
Tangible book value per common share (Non-GAAP)	(B)/(H)	20.83	20.75	20.49	19.85	20.28
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	6.83%	6.91%	6.99%	6.95%	7.43%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	15.51	14.48	13.67	16.46	14.74

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2021	Dec 31, 2020
Net income	(A)	$192.1	$161.2
Average assets	(B)	18,844.2	16,109.3

Return on average assets (GAAP)	(A)/(B)	1.02%	1.00%

Average stockholders’ equity (GAAP)	(C)	$1,974.1	$1,985.2
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		695.7	706.1
Average tangible common stockholders’ equity (Non-GAAP)	(D)	$1,278.4	$1,279.1

Return on average common equity (GAAP)	(A)/(C)	9.73%	8.12%
Return on average tangible common stockholders’ equity (Non-GAAP)	(A)/(D)	15.03%	12.60%

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5311
www.FIBK.com